Exhibit 99.1

NEWS RELEASE

DATE:	September 2, 2008	8:30 a.m. E.S.T
CONTACT:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP, INC. ACQUIRES 1ST INDEPENDENCE FINANCIAL GROUP, INC.

MainSource Financial Group, Inc. (NASDAQ: MSFG), Greensburg, IN — September 2, 2008 - Archie M. Brown, Jr., President and Chief Executive Officer of MainSource Financial Group, Inc. (“MainSource”) today announced the consummation of the merger of 1st Independence Financial Group, Inc. (“1st Independence”) with and into MainSource (the “Merger”) effective at 11:59 p.m. on August 29, 2008.  As a result of the Merger, 1st Independence’s wholly owned subsidiary, 1st Independence Bank, Inc., became the wholly owned subsidiary of MainSource.  With total assets of approximately $325 million, 1st Independence Bank operates eight offices in southern Indiana and Kentucky.

Mr. Brown stated, “I want to welcome the employees and customers of 1st Independence to the MainSource family.  This merger is important in helping MainSource achieve its objective of strengthening its presence in Southern Indiana.  It also provides the company with an entrance into Kentucky.  We look forward to continuing to provide 1st Independence’s customers the best in community banking with the added benefit of exceptional products and services.

Stockholders of 1st Independence are entitled to receive cash in the amount of $4.418 per share and 0.7849 shares of MainSource common stock for each share of 1st Independence common stock owned by them, subject to the terms of the Merger Agreement.  Holders of options to purchase 1st Independence common stock will receive an amount of cash equal to $18.954 per share less the per share exercise price for each share of 1st Independence common stock subject to such stock option. If the foregoing calculation results in a negative number, the 1st Independence stock option will be canceled without any cash payment.

MainSource will issue approximately 1,570,000 shares of MainSource common stock and pay approximately $8.8 million in cash to former 1st Independence stockholders.

MainSource Financial Group, Inc. is a community-focused, financial services holding company with assets exceeding $2.825 billion. The Company operates 85 banking offices through its four banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois, MainSource Bank-Ohio, Troy, Ohio, and 1st Independence Bank, Inc., Louisville, Kentucky. The Company’s non-banking subsidiaries, MainSource Insurance, LLC and MainSource Title, LLC, provide related financial services.

Forward Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations.  Factors which could cause future results to differ from these expectations include the following: general economic conditions; expected cost savings, synergies and other financial benefits from the merger might not be realized within the expected time frames and costs or difficulties relating to integration matters might be greater than expected; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of MainSource’s loan and investment portfolios; the timing and success of integration efforts relating to the transaction; MainSource’s expectations or ability to realize success with the acquisition of 1st Independence; and the impact of this transaction on MainSource’s business.

The forward-looking statements included in the press release relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management’s best judgment based on factors currently known.  Actual results and experience could differ materially from the anticipated results or other expectations expressed in the forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release.  MainSource does not undertake any obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release except as required in future periodic reports filed with the SEC.